EXHIBIT 99.1

Agenus Announces Investor Briefing at the American Society of Clinical Oncology (ASCO) 2011 Chicago Meeting

LEXINGTON, Mass., May 24, 2011 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN) today announced that it will host an investor/analyst briefing on June 6th from 2-3 p.m. CT (3-4 p.m. ET). The purpose of the briefing is to review the latest clinical data on the Prophage Series G-200 vaccine (HSPPC-96; vitespen) in recurrent glioma as well as outline the future of the company's Prophage Series of cancer vaccines alongside advancements in cancer immunotherapy from this year's ASCO meeting. Agenus invites members of the investment community and media to take part in the conference call.

Presenters will include Andrew Parsa, MD, Ph.D., University of California, San Francisco (UCSF), Associate Professor in Residence of Neurological Surgery and Alessandro Testori, MD, Head of Melanoma Unit, European Institute of Oncology and Chairman-elect of the Melanoma Group European Organization for Research and Treatment of Cancer (EORTC).

The conference call will feature a discussion on new trends and treatments emerging in the cancer vaccine and immunotherapy field and will include the following topics:

  Discussion of the Phase 2 Prophage Series G-200 data in patients with recurrent glioma and overview of Agenus' heat shock protein technology
  Changing cancer immunology landscape
  Emerging rationale for combination studies of cancer vaccines and immune/pathogenesis modulators

New data from a Phase 2 trial testing the Prophage Series G-200 vaccine (HSPPC-96; vitespen) in recurrent glioma will be presented at the 2011 ASCO Annual Meeting. The abstract (#2565) Parsa, et al "Autologous heat shock protein vaccine (HSPPC-96) for patients with recurrent glioblastoma (GBM): Results of a Phase 2 multicenter clinical trial with immunological assessments," will be presented in a general poster session for Developmental Therapeutics, Monday, June 6th from 8:00 am-Noon CT in Hall A, Board 4D.

To access the live call, dial 877.475.3568 (domestic) or 678.809.3092 (international); the access code is 67451717. The call will also be webcast and will be accessible from the company's website at www.agenusbio.com/webcast/. A replay will be available approximately two hours after the call through midnight Eastern Time on August 6, 2011. The replay number is 800.642.1687 (domestic) or 706.645.9291 (international), and the access code is 67451717. The replay will also be available on the company's website approximately two hours after the live call.

About the Prophage Series of Cancer Vaccines

The Prophage Series of vaccines are patient-specific therapeutic cancer vaccine candidates. Prophage Series vaccines contain the heat shock protein, gp96, and associated peptides that are purified from patient tumor tissue.  Prophage Series vaccines are designed to target only cancerous cells — not healthy normal cells. As a result, Prophage Series vaccines are designed to limit the toxicities associated with traditional broad-acting cancer treatments.

Two Phase 2 clinical trials testing the Prophage Series vaccine candidates, G-100 and G-200 in newly diagnosed and recurrent glioma, respectively, are currently ongoing. The trials are being sponsored by Dr. Andrew Parsa of UCSF and are supported with funding from the American Brain Tumor Association, Accelerated Brain Cancer Cure, National Brain Tumor Society, and National Cancer Institute Special Programs of Research Excellence.

The glioma trial in newly diagnosed patients involves administration of Prophage Series G-100 in combination with radiation and Temodar (Merck; temozolomide), the standard of care. Based on encouraging early results, this trial has been expanded to include up to 10 leading brain tumor research centers in the United States.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.agenusbio.com.

The Agenus logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8187

Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding clinical trial activities and the presentation of data. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended March 31, 2011. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

CONTACT: Jonae Barnes
         617-818-2985